December 31, 1997


Kemper Global/International Series, Inc.
222 South Riverside Plaza
Chicago, Illinois 60606

Ladies and Gentlemen:

     We have acted as special Maryland counsel to Kemper Global/International Series, Inc. ("Kemper"), a corporation organized under the laws of the State of Maryland on October 2, 1997. Kemper is authorized to issue Five Hundred Million (500,000,000) shares of capital stock (each a "Share" and collectively, the "Shares"), one-tenth of one cent ($0.001) par value per Share, which have been classified into five series (each a "Series" and collectively, the "Series") of One Hundred Million (100,000,000) Shares each. The designations of the five
Series are as follows: (1) Kemper Global Blue Chip Fund; (2) Kemper International Growth and Income Fund; (3) Kemper Emerging Markets Income Fund;
(4) Kemper Emerging Markets Growth Fund; and (5) Kemper Latin America Fund.

     Each Series is further classified into three classes of Shares (each a "Class" and collectively, the "Classes"), designated as the Class A Shares, the Class B Shares and the Class C Shares, respectively, with the Class A and Class B Shares of each Series consisting of 33,333,333 Shares and the Class C Shares of each Series consisting of 33,333,334 Shares.

     We understand that you have filed with the Securities and Exchange Commission a registration statement (the "Registration Statement") on Form N-1A for the purpose of registering, under the Securities Act of 1933, as amended (the "Securities Act") and the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Class A, Class B and Class C Shares of each Series. We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

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Kemper Global/International Series, Inc.
December 31, 1997
Page 2

     In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

     (i) the Registration Statement, including all amendments thereto filed to date, and a draft of the amendment which you are about to file with the Securities and Exchange Commission;

     (ii) the Charter and Bylaws of Kemper;

     (iii)a certificate of Kemper regarding, among other things, certain actions by Kemper in connection with the authorization of the issuance of Class A, Class B and Class C Shares of each Series (the "Certificate");

     (iv) a certificate of the Maryland State Department of Assessments and Taxation dated December 29, 1997 to the effect that the Kemper is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland (the "Good Standing Certificate"); and

     (v) such other documents and matters as we have deemed necessary and appropriate to render this opinion, subject to the limitations, assumptions, and qualifications contained herein.

     As to any facts or questions of fact material to the opinions expressed herein, we have relied exclusively upon the aforesaid documents and certificates, and representations and declarations of the officers or other representatives of Kemper. We have made no independent investigation whatsoever as to such factual matters.

     In reaching the opinions set forth below, we have assumed, without independent investigation or inquiry, that:

     (a) all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all documents and public records reviewed are accurate and complete;

     (b) all representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers; or (ii) made by officers or representatives of Kemper, including certifications made in the Certificate, are accurate, true, correct and complete in all material respects; and
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Kemper Global/International Series, Inc.
December 31, 1997
Page 3

     (c) at no time prior to and including the date when all of the Shares of each Class of each Series are issued will (i) Kemper's Charter, Bylaws or the existing corporate authorization to issue such Shares be amended, repealed or revoked; (ii) the total number of the issued Class A or Class B Shares of any Series exceed 33,333,333; (iii) the total number of the issued Class C Shares of any Series exceed 33,333,334; or (iv) the net asset value per Share of any Class of any Series be less than one-tenth of one cent ($0.001) per Share.

     Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

     1. Kemper is a corporation duly organized, validly existing and, based solely on the Good Standing Certificate, in good standing under the laws of the State of Maryland.

     2. The issuance and sale of the Class A, Class B and Class C Shares of each Series has been duly and validly authorized by all necessary corporate action on the part of Kemper.

     3. When issued and sold to the public as described in the Registration Statement, the Class A, Class B and Class C Shares of each Series will be legally and validly issued, fully paid and non-assessable.

     In addition to the qualifications set forth above, the opinions set forth herein are also subject to the following qualifications:

     We express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940 or the securities laws of any state with respect to the issuance of Shares of any Class of any Series of Kemper. The opinions expressed herein concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof, or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

     We consent to your filing this opinion with the Securities and Exchange Commission in connection with the Registration Statement.


                              Sincerely yours,

                              /s/   Ober,  Kaler,  Grimes   & Shriver,
                              a Professional Corporation